Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
August 31, 2011

Oxford Industries Reports Second Quarter Results

— Sales increase 26% on inclusion of Lilly Pulitzer, growth in Tommy Bahama —

— Adjusted operating margin improves 190 basis points on improved sales mix and leverage —

— Adjusted EPS of $0.57 stronger than expected, Company increases full year guidance —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2011 second quarter, which ended July 30, 2011. Consolidated net sales were $180.6 million in the second quarter of fiscal 2011 compared to $143.0 million in the second quarter of fiscal 2010. On an adjusted basis, earnings from continuing operations per diluted share were $0.57 compared to $0.32 in the second quarter of fiscal 2010. The adjusted earnings per share exclude the impact of the repurchase of a portion of the Company’s senior secured notes, purchase accounting charges and LIFO accounting adjustments. The Company noted that operating results for Lilly Pulitzer, which was acquired in December 2010, were not included in the Company’s prior year results.

On a U.S. GAAP basis, earnings from continuing operations per diluted share were $0.21 in the second quarter of fiscal 2011 compared to $0.28 in the same period of the prior year. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

J. Hicks Lanier, Chairman and Chief Executive Officer, commented, “We are very pleased with the outstanding results we achieved during the second quarter which were driven by especially strong performances from our Tommy Bahama and Lilly Pulitzer businesses. Our direct to consumer business continued to deliver growth in both top-line revenue and margins. We were also pleased to have used excess cash to significantly reduce our outstanding debt and interest expense while maintaining a high level of liquidity which ensures that we will have ample financial flexibility going forward.”

Mr. Lanier concluded, “As we enter the second half of the year we are mindful of the macroeconomic uncertainty, but we are confident in the strength of our brands and the capability of our management team.”

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Operating Results

Tommy Bahama reported strong results with increases in both sales and operating income. Net sales for the second quarter of fiscal 2011 were $109.1 million compared to $99.3 million in the second quarter of fiscal 2010. The increase in net sales was attributable to higher retail sales, including improved comparable store sales and revenues associated with four additional retail stores, as well as growth in e-commerce sales. At the end of the second quarter, Tommy Bahama operated 90 retail stores compared to 86 on July 31, 2010.

Tommy Bahama’s operating income for the second quarter was $17.0 million compared to $14.2 million in the second quarter of fiscal 2010. The increase in operating income was due to higher sales and higher gross margins associated with an increased proportion of direct to consumer sales. These increases were partially offset by increased SG&A associated with the costs of operating the four additional retail stores and higher compensation costs.

Lilly Pulitzer continued its outstanding Spring/Summer season with increased sales in all channels of distribution including wholesale, retail and e-commerce. Lilly Pulitzer reported net sales of $24.8 million and operating income of $5.6 million for the second quarter of fiscal 2011. The Company noted that operating income was negatively impacted by a $0.6 million charge related to the change in the fair value of contingent consideration.

Ben Sherman reported net sales of $20.9 million for the second quarter of fiscal 2011 compared to $18.3 million in the second quarter of fiscal 2010. The increase was primarily due to the impact of currency exchange rate changes between the United States dollar and the British pound sterling. Ben Sherman reported an operating loss of $1.8 million in the second quarter of fiscal 2011 compared to an operating loss of $0.6 million in the second quarter of fiscal 2010. The lower operating results were primarily due to increased product sourcing costs.

Net sales for Lanier Clothes were $22.9 million in the second quarter of fiscal 2011, slightly ahead of the $22.7 million reported in the second quarter of fiscal 2010. Operating income in the second quarter of fiscal 2011 was $2.3 million compared to operating income of $2.8 million in the second quarter of fiscal 2010, with the decrease primarily due to higher SG&A.

Corporate and Other reported an operating loss of $5.4 million for the second quarter of fiscal 2011 compared to an operating loss of $5.2 million in the second quarter of fiscal 2010. Decreases in LIFO accounting charges were offset by higher incentive compensation costs.

Consolidated gross margins for the second quarter of fiscal 2011 increased by 170 basis points to 57.0% compared to 55.3% in the second quarter of fiscal 2010. Gross margins improved as a result of changes in the sales mix with the inclusion of the Lilly Pulitzer

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operating results, the increased proportion of direct to consumer sales at Tommy Bahama and the net impact of LIFO accounting. These increases were partially offset by lower gross margins in Ben Sherman due to increased product sourcing costs.

SG&A for the second quarter of fiscal 2011 was $88.3 million, or 48.9% of net sales, compared to $71.3 million, or 49.9% of net sales, in the second quarter of fiscal 2010.  The improvement in SG&A as a percentage of sales was primarily due to operating leverage gained on the higher sales base. The increase in total SG&A was primarily due to expenses associated with the inclusion of the Lilly Pulitzer business, higher incentive compensation costs and expenses associated with operating additional Tommy Bahama retail stores.

Royalties and other operating income for the second quarter of fiscal 2011 were $4.0 million compared to $3.7 million in the second quarter of fiscal 2010. The increase in royalties and other operating income was primarily due to royalty income associated with Lilly Pulitzer.

In May 2011, the Company repurchased, in a privately negotiated transaction, $40.0 million in aggregate principal amount of its 11.375% Senior Secured Notes due 2015 for $46.6 million, plus accrued interest, using cash on hand. The repurchase of the 11.375% Senior Secured Notes and related non-cash write-off of approximately $1.6 million of unamortized deferred financing costs and discount resulted in a loss of approximately $8.2 million.

Interest expense for the second quarter of fiscal 2011 was $4.3 million compared to $5.1 million in the second quarter of fiscal 2010. The decrease in interest expense was primarily due to the repurchase of the $40.0 million in aggregate principal amount of the Company’s 11.375% Senior Secured Notes.

For the first half of fiscal 2011, consolidated net sales grew 26.9% to $389.0 million compared to $306.6 million in the first half of fiscal 2010. Adjusted earnings per share from continuing operations almost doubled to $1.64 compared to $0.87 in the first half of fiscal 2010. On a U.S. GAAP basis, diluted net earnings per share from continuing operations were $1.25 compared to $0.80 in the first half of fiscal 2010.

Balance Sheet and Liquidity

Total inventories at the close of the second quarter of fiscal 2011 were $77.7 million, compared to $57.2 million at the close of the second quarter of fiscal 2010. The increase in inventory levels was primarily due to the addition of Lilly Pulitzer inventory and an increase at Tommy Bahama to support anticipated sales and additional retail stores. Receivables increased to $53.9 million at quarter end compared to $45.5 million at the end of last year’s second quarter primarily due to the addition of Lilly Pulitzer receivables.

After completion of the repurchase of notes described above, $110.0 million aggregate principal amount of 11.375% Senior Secured Notes remain outstanding. As of July 30,

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2011, the Company had no borrowings outstanding under its U.S. revolving credit facility and $37.8 million of cash and cash equivalents.

The Company’s capital expenditures for fiscal 2011, including $12.7 million incurred during the first half of fiscal 2011, are expected to be approximately $35 million. These expenditures will consist primarily of additional retail stores, retail store remodeling, information technology investments and distribution center enhancements.

Fiscal 2011 Outlook

For fiscal 2011, the Company now expects adjusted earnings from continuing operations per diluted share in a range of $2.20 to $2.30 and net sales of $735 to $750 million. This compares to the Company’s prior guidance of $2.15 to $2.25 in adjusted earnings from continuing operations per diluted share and net sales of $730 to $745 million.

For the third quarter, ending on October 29, 2011, the Company anticipates net sales in a range from $160 to $170 million and adjusted earnings from continuing operations per diluted share of $0.10 to $0.15. Because of the impact of seasonality to the Company’s business, sales and earnings in the third quarter are lower than other quarters.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.13 per share payable on October 28, 2011 to shareholders of record as of the close of business on October 14, 2011. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through September 14, 2011.  To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 4786833. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell

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certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, access to capital and/or credit markets, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 29, 2011 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Second Quarter Fiscal 2011	Second Quarter Fiscal 2010	First Half Fiscal 2011	First Half Fiscal 2010
Net sales	$180,646	$142,981	$388,954	$306,606
Cost of goods sold	77,709	63,963	168,357	137,881
Gross profit	102,937	79,018	220,597	168,725
SG&A	88,348	71,324	179,188	149,333
Amortization of intangible assets	300	238	598	478
Change in fair value of contingent consideration	600	—	1,200	—
	89,248	71,562	180,986	149,811
Royalties and other operating income	4,022	3,723	8,813	7,236
Operating income	17,711	11,179	48,424	26,150
Interest expense, net	4,268	5,053	9,072	10,020
Loss on repurchase of 11.375% Senior Secured Notes	8,248	—	8,248	—
Earnings from continuing operations before income taxes	5,195	6,126	31,104	16,130
Income taxes	1,675	1,447	10,524	2,927
Earnings from continuing operations	3,520	4,679	20,580	13,203

Earnings from discontinued operations, net of taxes	(916)	2,540	124	6,513
Net earnings	$2,604	$7,219	$20,704	$19,716
Earnings from continuing operations, net of taxes per common share:
Basic	$0.21	$0.28	$1.25	$0.80
Diluted	$0.21	$0.28	$1.25	$0.80
Earnings from discontinued operations, net of taxes per common share:
Basic	$(0.06)	$0.15	$0.01	$0.39
Diluted	$(0.06)	$0.15	$0.01	$0.39
Net earnings per common share:
Basic	$0.16	$0.44	$1.25	$1.19
Diluted	$0.16	$0.44	$1.25	$1.19
Weighted average common shares outstanding:
Basic	16,514	16,540	16,514	16,515
Dilution	17	12	15	12
Diluted	16,531	16,552	16,529	16,527
Dividends declared per common share	$0.13	$0.11	$0.26	$0.22

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$37,775	$44,094	$28,171
Receivables, net	53,902	50,177	45,545
Inventories, net	77,731	85,338	57,227
Prepaid expenses, net	16,337	12,554	15,213
Deferred tax assets	17,258	19,005	15,384
Assets related to discontinued operations, net	508	57,745	55,853
Total current assets	203,511	268,913	217,393
Property and equipment, net	86,889	83,895	72,923
Intangible assets, net	166,826	166,680	136,226
Goodwill	16,555	16,866	—
Other non-current assets, net	19,790	22,117	16,213
Total Assets	$493,571	$558,471	$442,755
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$76,877	$83,211	$63,467
Accrued compensation	19,740	23,095	15,775
Short-term debt and current maturities of long-term debt	4,406	—	1,195
Liabilities related to discontinued operations	1,362	40,785	19,272
Total current liabilities	102,385	147,091	99,709
Long-term debt, less current maturities	108,088	147,065	146,736
Other non-current liabilities	54,169	55,441	46,400
Non-current deferred income taxes	30,322	28,846	28,143
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,529	16,511	16,561
Additional paid-in capital	97,641	96,597	94,442
Retained earnings	107,160	90,739	35,437
Accumulated other comprehensive loss	(22,723)	(23,819)	(24,673)
Total shareholders’ equity	198,607	180,028	121,767
Total Liabilities and Shareholders’ Equity	$493,571	$558,471	$442,755

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Half Fiscal 2011	First Half Fiscal 2010
Cash Flows From Operating Activities:
Earnings from continuing operations	$20,580	$13,203
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	9,838	8,624
Amortization of intangible assets	598	478
Change in fair value of contingent consideration	1,200	—
Amortization of deferred financing costs and bond discount	906	977
Loss on repurchase of 11.375% Senior Secured Notes	8,248	—
Stock compensation expense	1,476	2,584
Loss on sale of property and equipment	22	(13)
Deferred income taxes	3,040	(1,587)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(3,394)	(1,272)
Inventories	8,042	611
Prepaid expenses	(3,696)	(4,758)
Current liabilities	(12,215)	1,665
Other non-current assets	1,502	519
Other non-current liabilities	(2,487)	(3,054)
Net cash provided by operating activities	33,660	17,977
Cash Flows From Investing Activities:
Purchases of property and equipment	(12,726)	(3,370)
Other	(398)	99
Net cash used in investing activities	(13,124)	(3,271)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(18,309)	(33,925)
Proceeds from revolving credit arrangements	22,670	35,097
Repurchase of 11.375% Senior Secured Notes	(46,600)	—
Proceeds from issuance of common stock	1,413	230
Dividends on common stock	(4,285)	(3,638)
Net cash used in financing activities	(45,111)	(2,236)
Cash Flows from Discontinued Operations:
Net operating cash flows provided by discontinued operations	14,313	7,559
Net investing cash flows provided by (used in) discontinued operations	3,744	(21)
Net cash provided by discontinued operations	18,057	7,538

Net change in cash and cash equivalents	(6,518)	20,008
Effect of foreign currency translation on cash and cash equivalents	199	(125)
Cash and cash equivalents at the beginning of year	44,094	8,288
Cash and cash equivalents at the end of the period	$37,775	$28,171

Supplemental disclosure of cash flow information:
Cash paid for interest, net, including interest paid for discontinued operations	$8,534	$9,114
Cash paid for income taxes, including income taxes paid for discontinued operations	$38,103	$14,762

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Second Quarter Fiscal 2011	Second Quarter Fiscal 2010	First Half Fiscal 2011	First Half Fiscal 2010
Net Sales
Tommy Bahama	$109,143	$99,349	$232,046	$208,454
Lilly Pulitzer	24,823	—	54,696	—
Ben Sherman	20,893	18,346	40,314	40,500
Lanier Clothes	22,942	22,736	55,915	53,164
Corporate and Other	2,845	2,550	5,983	4,488
Total	$180,646	$142,981	$388,954	$306,606
Operating Income
Tommy Bahama	$16,987	$14,172	$40,757	$32,033
Lilly Pulitzer	5,612	—	12,627	—
Ben Sherman	(1,756)	(598)	(2,582)	(76)
Lanier Clothes	2,263	2,809	6,988	7,168
Corporate and Other	(5,395)	(5,204)	(9,366)	(12,975)
Total Operating Income	$17,711	$11,179	$48,424	$26,150

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION,

AS ADJUSTED

Set forth below is our reconciliation of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Second Quarter Fiscal 2011	Second Quarter Fiscal 2010	First Half Fiscal 2011	First Half Fiscal 2010
	(in thousands, except per share amounts)
As reported
Net sales	$180,646	$142,981	$388,954	$306,606
Gross profit	$102,937	$79,018	$220,597	$168,725
Gross margin (1)	57.0%	55.3%	56.7%	55.0%
Operating income	$17,711	$11,179	$48,424	$26,150
Operating margin (2)	9.8%	7.8%	12.4%	8.5%
Earnings from continuing operations before income taxes	$5,195	$6,126	$31,104	$16,130
Earnings from continuing operations	$3,520	$4,679	$20,580	$13,203
Diluted earnings from continuing operations per common share	$0.21	$0.28	$1.25	$0.80
Weighted average common shares outstanding — diluted	16,531	16,552	16,529	16,527
Increase/(decrease) in earnings from continuing operations
LIFO accounting impact on gross profit (3)	$388	$976	$(214)	$1,627
Purchase accounting charges:
Inventory write-up cost impacting gross profit (4)	$—	$—	$996	$—
Change in fair value of contingent consideration impacting operating income (5)	$600	$—	$1,200	$—
Loss on repurchase of 11.375% Senior Secured Notes (6)	$8,248	$—	$8,248	$—
Impact of income taxes (7)	$(3,348)	$(312)	$(3,686)	$(520)
Adjustment to earnings from continuing operations	$5,888	$664	$6,544	$1,107
As adjusted
Gross profit	$103,325	$79,994	$221,379	$170,352
Gross margin (1)	57.2%	55.9%	56.9%	55.6%
Operating income	$18,699	$12,155	$50,406	$27,777
Operating margin (2)	10.4%	8.5%	13.0%	9.1%
Earnings from continuing operations before income taxes	$14,431	$7,102	$41,334	$17,757
Earnings from continuing operations	$9,408	$5,343	$27,124	$14,310
Diluted earnings from continuing operations per common share	$0.57	$0.32	$1.64	$0.87

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NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED

(1)	Gross margin is calculated as gross profit, as a percentage of net sales.
(2)	Operating margin is calculated as operating income, as a percentage of net sales.
(3)	LIFO accounting reflects the net impact on cost of goods sold in Corporate and Other resulting from LIFO accounting in each period.
(4)

Inventory write-up cost included in cost of goods sold includes the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of Lilly Pulitzer, which is recognized in our statement of operations as the acquired inventory is sold. No additional amounts related to the inventory write-up are expected to be incurred in periods subsequent to the first quarter of fiscal 2011 as the entire $1.8 million recognized at acquisition has been expensed during the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011. These charges were reflected in the Lilly Pulitzer operating group results of operations.

(5)

Change in fair value of contingent consideration reflects the statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of Lilly Pulitzer. Pursuant to the purchase method of accounting, the fair value of contingent consideration, if any, is reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value. Changes in the estimated fair value of the contingent consideration, if any, is recognized in the statement of operations. The fair value is based on assumptions regarding the probability of the payment of the $20 million of contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. Change in fair value of contingent consideration is expected to be recorded with the passage of time as the payment date of the contingent consideration approaches. Additionally, change in the fair value of contingent consideration will be recognized periodically as an increase or decrease in the expense as more information about certain assumptions included in the fair value calculation is obtained.

(6)

Loss on repurchase of 11.375% Senior Secured Notes reflects the loss attributable to the repurchase of $40.0 million aggregate principal amount of 11.375% Senior Secured Notes, including a $6.6 million premium on repurchase and a $1.6 million write-off of unamortized deferred financing costs and discount.

(7)	Impact of income taxes reflects the estimated net income tax impact of the adjustments above.

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RECONCILIATION OF OPERATING INCOME (LOSS), IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

Set forth below are our reconciliations, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Second Quarter of Fiscal 2011
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Purchase accounting adjustments	Operating income (loss), as adjusted
		(1)	(2)
Tommy Bahama	$16,987	$—	$—	$16,987
Lilly Pulitzer	5,612	—	600	6,212
Ben Sherman	(1,756)	—	—	(1,756)
Lanier Clothes	2,263	—	—	2,263
Corporate and Other	(5,395)	388	—	(5,007)
Total	$17,711	$388	$600	$18,699

	Second Quarter of Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Operating income (loss), as adjusted
		(1)
Tommy Bahama	$14,172	$—	$14,172
Lilly Pulitzer	—	—	—
Ben Sherman	(598)	—	(598)
Lanier Clothes	2,809	—	2,809
Corporate and Other	(5,204)	976	(4,228)
Total	$11,179	$976	$12,155

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	First Half of Fiscal 2011
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Purchase accounting adjustments	Operating income (loss), as adjusted
		(1)	(2)
Tommy Bahama	$40,757	$—	$—	$40,757
Lilly Pulitzer	12,627	—	2,196	14,823
Ben Sherman	(2,582)	—	—	(2,582)
Lanier Clothes	6,988	—	—	6,988
Corporate and Other	(9,366)	(214)	—	(9,580)
Total	$48,424	$(214)	$2,196	$50,406

	First Half of Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Operating income (loss), as adjusted
		(1)
Tommy Bahama	$32,033	$—	$32,033
Lilly Pulitzer	—	—	—
Ben Sherman	(76)	—	(76)
Lanier Clothes	7,168	—	7,168
Corporate and Other	(12,975)	1,627	(11,348)
Total	$26,150	$1,627	$27,777

(1)	LIFO accounting adjustments reflect the impact of all LIFO accounting adjustments recorded during the period.
(2)

Purchase accounting adjustments consist of the $1.0 million cost of goods sold charge related to the write-up of inventory and $1.2 million of change in fair value of contingent consideration, both of which are included in Lilly Pulitzer. Both of these charges resulted from the application of the purchase method of accounting to the Lilly Pulitzer acquisition on December 21, 2010.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER SHARE, AS ADJUSTED

Set forth below is our reconciliation of reported earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	Second Quarter Fiscal 2011	Second Quarter Fiscal 2011	Second Quarter Fiscal 2010	First Half Fiscal 2011	First Half Fiscal 2010
	Actual	Guidance(1)	Actual	Actual	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.21	$0.14 - $0.19	$0.28	$1.25	$0.80
Impact of purchase accounting (2)	$0.02	$0.02	—	$0.09	—
LIFO accounting adjustments (3)	$0.02	—	$0.04	($0.01)	$0.07
Loss on repurchase of 11 3/8% Senior Secured Notes (4)	$0.32	$0.32	—	$0.32	—
As adjusted	$0.57	$0.48 - $0.53	$0.32	$1.64	$0.87

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
	Guidance (5)	Actual	Guidance (5)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.08 - $0.13	$0.08	$1.76 - $1.86	$0.98
Impact of purchase accounting (2)	$0.02	—	$0.13	$0.08
LIFO accounting adjustments (3)	—	($0.01)	($0.01)	$0.16
Loss on repurchase of 11 3/8% Senior Secured Notes (4)	—	—	$0.32	—
Restructuring and other charges (6)	—	—	—	$0.13
Change in estimate related to environmental reserve (7)	—	—	—	($0.09)
As adjusted	$0.10 - $0.15	$0.07	$2.20 - $2.30	$1.26

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NOTES TO RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER SHARE, AS ADJUSTED

(1)	Second quarter fiscal 2011 guidance as issued on June 7, 2011.
(2)

Impact of purchase accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to purchase accounting during each respective period. The purchase accounting adjustments reflect (a) a $0.6 million charge in each quarter of fiscal 2011 and $0.2 million in the fourth quarter of fiscal 2010, each related to the change in the fair value of contingent consideration, (b) additional cost of goods sold related to the purchase accounting write-up of acquired inventory of $1.0 million in the first quarter of fiscal 2011 and $0.8 million in the fourth quarter of fiscal 2010 and (c) $0.8 million of acquisition costs in the fourth quarter of fiscal 2010. The amounts ultimately recognized in the third quarter and fourth quarter of fiscal 2011 related to the change in fair value of contingent consideration may be materially different than these estimates depending upon our periodic assessment of the fair value of the contingent consideration.

(3)

LIFO accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share related to LIFO accounting adjustments recorded during the historical periods. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(4)

The loss reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to the repurchase of $40 million aggregate principal amount of 11.375% Senior Secured Notes. The loss reflects payment of a $6.6 million premium on the repurchase and $1.6 million write-off of unamortized deferred financing costs and bond discount. The total loss from the repurchase of the 11.375% Senior Secured Notes was $8.2 million.

(5)	Third quarter fiscal 2011 and full year fiscal 2011 guidance as issued on August 31, 2011.
(6)

Restructuring and other charges reflects the impact, net of income taxes, on earnings from continuing operations per diluted share primarily related to Ben Sherman’s termination of certain retail store leases totaling $2.8 million and impairment of certain assets of $0.4 million each in fiscal 2010.

(7)

Change in estimate related to environmental reserve reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to a reduction in estimated costs to remediate a property with an existing environmental reserve liability.

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